CSW Industrials Reports Record Fiscal 2026 First Quarter Results

DALLAS, July 31, 2025 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (NYSE: CSW or the "Company") today reported record results for the fiscal 2026 first quarter period ended June 30, 2025.

Fiscal 2026 First Quarter Highlights (comparisons to fiscal 2025 first quarter)

•Total revenue increased 16.6% to a first quarter record of $263.6 million, driven by the recent acquisitions of Aspen Manufacturing, PSP Products, and PF WaterWorks
•Net income attributable to CSW of $40.9 million, increased 6.0% to a first quarter record, compared to $38.6 million
•Earnings per diluted share ("EPS") of $2.43, decreased 1.9% when compared to $2.47
•Adjusted EPS of $2.85, excluding the amortization of acquisition-related intangible assets, increased 2.5% when compared to $2.78
•EBITDA grew 5.3% to a first quarter record of $68.7 million
•Paid down $40 million of debt at quarter-end, strengthening the balance sheet after borrowing $135 million for the Aspen Manufacturing acquisition during the quarter, resulting in a net leverage ratio (net Debt to EBITDA), in accordance with our credit facility, of 0.2x

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "I am very pleased to announce record revenue, net income, EBITDA, and adjusted EPS for the fiscal first quarter. These results were driven by the outstanding performance of our strategic acquisitions of PSP Products, PF WaterWorks, and, most recently, Aspen Manufacturing, which added complimentary, US manufactured, repair-focused air handlers and evaporator coils to the attractive HVAC/R end market. As we have demonstrated over the past decade, our disciplined allocation of capital to acquisitions of innovative products fuels additional future organic revenue growth by adding vitality to our product portfolio while increasing our market share."

Armes continued, "Organic volumes were down in the quarter off a challenging comparison, mostly driven by softer demand for products tied to weak housing activity. As we discussed on our previous earnings call, we continue to anticipate delivering full year organic growth in revenue and adjusted EBITDA for each segment, along with consolidated EPS growth and stronger operating cash flow, recognizing that timing can create quarterly fluctuations."

Fiscal 2026 First Quarter Consolidated Results

Fiscal first quarter revenue was $263.6 million, a $37.5 million or 16.6% increase over the prior year period. Total revenue growth included $43.7 million or 19.3% inorganic growth contributed by the Aspen Manufacturing, PSP Products, and PF WaterWorks acquisitions, which are all reported within the Contractor Solutions segment, offset by a slight reduction in organic revenue of $6.2 million or 2.8%.

Gross profit in the fiscal first quarter was $115.4 million, representing 7.5% growth over $107.4 million in the prior year period. Gross margin contracted 370 bps to 43.8%, compared to 47.5% in the prior year period. The gross margin decrease was primarily a result of the inclusion of recent acquisitions, unfavorable quarterly impact of sales mix and volume leverage, and the inflation of some material costs, including the direct and indirect impact from tariffs.

Operating expenses were $60.6 million in the current fiscal quarter, compared to $52.4 million in the prior fiscal quarter due to additional expenses related to acquired companies. Operating expenses as a percentage of revenue were 23.0%, slightly lower than the prior year period of 23.2%.

Operating income in the current period was $54.9 million compared to $55.1 million in the prior year period. Operating income as a percentage of revenue was 20.8%, compared to 24.3% in the prior year period. The decrease in operating margin was a result of the previously mentioned contraction in the gross margin.

Interest expense, net of interest income, was $1.0 million, compared to interest expense of $2.5 million in the prior year period. The $1.5 million decrease in interest expense was a result of reduced average borrowing during the current fiscal quarter and one month of interest income earned on cash balances prior to funding the Aspen acquisition on May 1, 2025.

Net income attributable to CSW (net of non-controlling interest in the joint venture) increased 6.0% to $40.9 million compared to the prior year period of $38.6 million. EPS was $2.43, compared to $2.47 in the prior period due to the incremental increase in shares outstanding resulting from the follow-on equity offering in September 2025. Adjusted EPS, after excluding the amortization of acquisition-related intangible assets, increased 2.5% to $2.85, compared to $2.78 in the prior year period.

Fiscal 2026 first quarter EBITDA increased 5.3% to a record $68.7 million, up from $65.3 million in the prior year period. EBITDA margin contracted 280 bps to 26.1%, compared to 28.9% in the prior year period due to the contraction in gross margin offset slightly by leverage on operating expenses.

The quarterly cash flows from operations of $60.6 million were mostly comparable to $62.7 million in the prior year period, with some routine fluctuations in working capital.

Free cash flow, defined as cash flow from operations minus capital expenditures, was $57.7 million, as compared to $59.6 million in the prior year period.

Following quarter-end, the Company announced its twenty-sixth consecutive regular quarterly cash dividend in the amount of $0.27 per share, which will be paid on August 8, 2025, to shareholders of record on July 25, 2025.

The Company’s effective tax rate for the fiscal first quarter was 24.3%, as compared to 26.4% in the prior year period.

Fiscal 2026 First Quarter Segment Results

Contractor Solutions segment revenue was $196.7 million, a $36.3 million or 22.6% increase over the prior year period, comprised of inorganic growth of $43.7 million from the recent acquisitions of Aspen Manufacturing, PSP Products, and PF WaterWorks, offset by a 4.6% or $7.4 million reduction in organic revenue from decreased unit volumes. Organic unit volumes were down in the current quarter due to soft housing activity, a one-time stock up of inventory in the prior year period for a customer's added distribution center network, higher preseason sales in our fiscal fourth quarter ended March 31, 2025, and consumers' shift to repair of HVAC units versus replacement. As compared to the prior year period, net revenue growth was driven by the HVAC/R, electrical, and plumbing end markets. Segment operating income improved to $52.8 million compared to $49.9 million in the prior year period. The incremental profit resulted from the inclusion of recently acquired businesses and was partially offset by the impact of lower organic sales, as well as unfavorable volume leverage and sales mix. Segment operating income margin for the fiscal first quarter was 26.8% compared to 31.1% in the prior year period primarily due to the gross margin impact of recent acquisitions on our overall profit margin. Segment EBITDA in the fiscal first quarter increased 11.6% to $65.0 million, or 33.0% of revenue, compared to $58.3 million, or 36.3% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue was $36.8 million, flat to revenue reported in the prior year period. Revenue increased in the mining and energy end markets and declined in the general industrial and rail transportation end markets. Segment operating income was $5.2 million, as compared to $7.2 million in the prior year period, a decrease of 26.7%. Segment operating income margin for the fiscal first quarter was 14.2%, compared to the prior year period of 19.4% as a result of an escalation in commodity pricing, one-time expenses associated with the consolidation of a manufacturing facility, and unfavorable sales mix. Segment EBITDA in the fiscal first quarter was $6.5 million, or 17.7% of revenue, compared to $8.5 million, or 23.1% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $31.9 million, a 3.2% increase compared to $30.9 million in the prior year period. Segment operating income was $4.0 million, or 12.5% of revenue, as compared to the prior year period of $5.7 million, or 18.5% of revenue. The reduction in operating income was driven by the inflation of some project costs due to tariffs, as well as growth investment in the sales team and R&D to pursue prospective revenue opportunities. Segment EBITDA and EBITDA margin in the fiscal first quarter were $4.4 million and 13.9%, respectively, compared to $6.2 million and 20.1%, respectively, in the prior year period.

All percentages are calculated based upon the attached financial statements. Share counts used in determining the diluted EPS are based on a weighted average of outstanding shares throughout the reporting period.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until Thursday, August 14, 2025. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671 and enter access code 13754759. The call will also be available for replay via webcast link on the Investors portion of the CSW website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSW, adjusted net income attributable to CSW, adjusted effective tax rate, adjusted operating income and free cash flows, which are non-GAAP financial measures of performance. Attributable to CSW is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSW utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation, amortization and impairment, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. CSW provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,
(Amounts in thousands, except per share amounts)	2025	2024
Revenues, net	$263,646	$226,177
Cost of revenues	(148,204)	(118,756)
Gross profit	115,442	107,421
Selling, general and administrative expenses	(60,566)	(52,361)
Operating income	54,876	55,060
Interest expense, net	(1,022)	(2,520)
Other income, net	528	260
Income before income taxes	54,382	52,800
Provision for income taxes	(13,211)	(13,950)
Net income	41,171	38,850
Less: Income attributable to redeemable noncontrolling interest	(246)	(259)
Net income attributable to CSW Industrials, Inc.	$40,925	$38,591

Net income per share attributable to CSW Industrials, Inc.
Basic	$2.43	$2.48
Diluted	$2.43	$2.47

Weighted average number of shares outstanding:
Basic	16,808	15,534
Diluted	16,863	15,596

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

(unaudited)
(Amounts in thousands, except for per share amounts)	June 30, 2025	March 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$37,990	$225,845
Accounts receivable, net of allowance for expected credit losses of $869 and $1,137, respectively	179,409	155,651
Inventories, net	217,671	194,876
Prepaid expenses and other current assets	15,962	16,489
Total current assets	451,032	592,861
Property, plant and equipment, net of accumulated depreciation of $117,394 and $113,219, respectively	99,742	93,415
Goodwill	365,412	264,092
Intangible assets, net	536,418	357,910
Other assets	83,315	70,787
Total assets	$1,535,919	$1,379,065

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$64,560	$54,767
Accrued and other current liabilities	93,336	92,435
Total current liabilities	157,896	147,202
Long-term debt	95,000	—
Retirement benefits payable	1,072	1,083
Other long-term liabilities	151,690	138,347
Total liabilities	405,658	286,632
Commitments and contingencies (See Note 13)
Redeemable noncontrolling interest	20,433	20,187
Equity:
Common shares, $0.01 par value	178	177
Additional paid-in capital	509,100	501,286
Treasury shares, at cost (1,042 and 1,027 shares, respectively)	(130,111)	(122,125)
Retained earnings	741,404	705,035
Accumulated other comprehensive loss	(10,743)	(12,127)
Total equity	1,109,828	1,072,246
Total liabilities, redeemable noncontrolling interest and equity	$1,535,919	$1,379,065

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2025	2024
Cash flows from operating activities:
Net income	$41,171	$38,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,929	3,622
Amortization of acquisition-related intangible assets & inventory step-up	9,411	6,312
Amortization of deferred financing fees	322	191
Provision for inventory reserves	242	517
Provision for credit losses	72	378
Share-based compensation	4,037	3,746
Net gain on disposals of property, plant and equipment	—	(13)
Net pension benefit	17	16
Net deferred taxes	790	2,084
Changes in operating assets and liabilities:
Accounts receivable	(7,788)	(998)
Inventories	7,641	(6,766)
Prepaid expenses and other current assets	656	3,438
Other assets	43	28
Accounts payable and other current liabilities	6	10,923
Retirement benefits payable and other liabilities	92	327
Net cash provided by operating activities	60,641	62,655
Cash flows from investing activities:
Capital expenditures	(2,904)	(3,101)
Proceeds from sale of assets	—	13
Cash paid for investments	—	(500)
Cash paid for acquisitions, net of cash received	(323,814)	(50)
Proceeds from acquisitions' true-up	—	470
Net cash used in investing activities	(326,718)	(3,168)
Cash flows from financing activities:
Borrowings on line of credit	135,000	7,723
Repayments of line of credit	(40,000)	(58,723)
Payments of deferred loan costs	(2,835)	—
Purchase of treasury shares	(9,091)	(7,891)
Payments of contingent consideration	(113)	(113)
Dividends	(4,537)	(3,262)
Net cash provided by (used in) financing activities	78,424	(62,266)
Effect of exchange rate changes on cash and equivalents	(202)	(525)
Net change in cash and cash equivalents	(187,855)	(3,304)
Cash and cash equivalents, beginning of period	225,845	22,156
Cash and cash equivalents, end of period	$37,990	$18,852

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSW, adjusted net income attributable to CSW, adjusted operating income, adjusted effective tax rate, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSW, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSW TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSW
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2025	2024
Net income attributable to CSW	$40,925	$38,592

Adjusting items:
Amortization of acquisition-related intangible assets and inventory step-up	9,412	6,311
Amortization tax effect	(2,325)	(1,559)
Adjusted net income attributable to CSW	$48,012	$43,344

Net Income Attributable to CSW per diluted common share	$2.43	$2.47

Adjusting Items, per dilutive common share:
Amortization of acquisition-related intangible assets and inventory step-up	0.56	0.40
Amortization tax effect	(0.14)	(0.10)
Adjusted net income attributable to CSW per dilutive common share	$2.85	$2.78

CSW INDUSTRIALS, INC.
Reconciliation of Net Income Attributable to CSW to EBITDA
(unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2025	2024
Net Income attributable to CSW	$40,925	$38,591
Plus: Income attributable to redeemable noncontrolling interest	246	259
Net Income	$41,171	$38,850

Adjusting Items:
Interest expense, net	1,022	2,520
Income tax expense	13,212	13,950
Depreciation & amortization	13,338	9,932
EBITDA	$68,742	$65,252

CSW INDUSTRIALS, INC.
Reconciliation of Segment Operating Income to Segment EBITDA
(unaudited)

(Amounts in thousands)	Three months ended June 30, 2025
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$196,740	$36,806	$31,896	$(1,796)	$263,646

Operating Income	$52,759	$5,241	$3,999	$(7,123)	$54,876
% Revenue	26.8%	14.2%	12.5%		20.8%

Adjusting Items:
Other income (expense), net	698	(76)	8	(102)	528
Depreciation & amortization	11,540	1,337	416	45	13,338
EBITDA	$64,996	$6,503	$4,423	$(7,180)	$68,742
% Revenue	33.0%	17.7%	13.9%		26.1%

(Amounts in thousands)	Three months ended June 30, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$160,418	$36,791	$30,893	$(1,926)	$226,177

Operating Income	$49,884	$7,150	$5,723	$(7,698)	$55,060
% Revenue	31.1%	19.4%	18.5%		24.3%

Adjusting Items:
Other income (expense), net	396	(63)	(7)	(66)	260
Depreciation & amortization	7,983	1,423	485	41	9,932
EBITDA	$58,263	$8,511	$6,201	$(7,723)	$65,252
% Revenue	36.3%	23.1%	20.1%		28.9%

CSW INDUSTRIALS, INC.
Reconciliation of Operating Cash Flow to Free Cash Flow
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2025	2024
Net cash provided by operating activities	$60,641	$62,655
Less: Capital expenditures	(2,904)	(3,101)
Free cash flow	$57,737	$59,554
EBITDA	68,742	65,252
Free cash flow % EBITDA	84.0%	91.3%